Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

May 21, 2009

Hewlett-Packard Company

2.250% Global Notes due May 27, 2011

Issuer:	Hewlett-Packard Company
Format:	SEC Registered Global
Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)
Trade Date:	May 21, 2009
Settlement Date:	May 27, 2009
Maturity Date:	May 27, 2011
Aggregate Principal Amount Offered:	$1,000,000,000
Coupon:	2.250%
Price to Public (Issue Price):	99.967%
Benchmark:	UST 0.875% due April 30, 2011
Benchmark Yield:	0.867%
Spread to Benchmark:	+140 basis points
Re-offer Yield:	2.267%
Interest Payment Dates:	Semi-annual on May 27 and November 27 of each year, beginning on November 27, 2009
Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate + 25 basis points
CUSIP:	428236 AX1
Denominations:	$2,000 × $1,000
Joint Bookrunners:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc.
Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Banc of America Securities LLC at 800-294-1322, (2) Credit Suisse Securities (USA) LLC at 800-221-1037 or (3) Morgan Stanley & Co. Incorporated at 866-718-1649.